Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Leigh J. Abrams, President and CEO

Phone: (914) 428-9098 Fax: (914) 428-4581

E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS RECORD FIRST QUARTER SALES AND PROFITS

White Plains, New York – April 26, 2004 – Drew Industries Incorporated (NYSE: DW) today announced an 83 percent increase in net income on a 34 percent increase in sales for the first quarter ended March 31, 2004. Drew said the gains were propelled by strong growth in the Company’s recreational vehicle (“RV”) products segment, as well as higher sales in its manufactured housing (MH) segment for the first time in six quarters.

Drew, a supplier of RV and manufactured housing (“MH”) components, reported that net sales increased to a quarterly record of $108.0 million in the 2004 period, compared to net sales of $80.8 million in the first quarter of 2003. Drew also reached a new milestone with the Company’s net worth exceeding $100 million for the first time ever.

Income from continuing operations reached a first-quarter record of $6.0 million, or $.57 per diluted share, compared with income from continuing operations of $3.1 million, or $.31 per diluted share, in the same period last year. The first quarter this year included a pre-tax gain of $428,000 ($278,000 after tax, or $.03 per diluted share) from the previously disclosed sale of certain intellectual property rights; additional gains, if any, will be recorded when the $3.5 million balance of the note receivable related to this sale is collected. The Company’s first and fourth quarters are traditionally the weakest in terms of sales and profits due to the seasonality of the industries in which Drew operates.

“It was a great quarter by any measure as both our RV and manufactured housing segments ran well ahead of their industries,” said Leigh J. Abrams, Drew’s President and CEO. “The first quarter sales increase of $27 million was almost entirely due to increases in product shipments across all of the Company’s product lines, rather than price increases. During the 2004 first quarter, Drew realized only $1 million in price increases to customers, which were imposed due to extraordinary increases in the cost of steel. These sales increases offset approximately the same increase in steel costs expensed during the quarter.” Drew reported that steel cost increases were passed on to customers without additional markup, generating a slight material cost percent increase during the quarter.

“Based on the improved results of our MH segment in the quarter, and particularly in the month of March, we believe that the MH industry may have finally ended its five-year slide,” said Abrams. In addition to RV industry growth, Drew gained new customers and increased sales of recently introduced products, such as slide-out mechanisms and stabilizers for motorhomes, as well as increasing sales of various innovative products for RVs that were acquired in the July 2003 acquisition of LTM Manufacturing.

— more —

Profit margins on the increased sales volume were favorable because fixed costs, such as depreciation, lease expense and management salaries, were spread over a larger sales base. Also, operating efficiencies improved in several product lines. As a result of these factors, Drew’s operating profit margin in the first quarter of 2004 increased by approximately 2.3 percent over the same period last year.

The Company was compelled to implement significant price increases and surcharges to customers between January and April 2004 to help offset the huge cost increases for steel, and, to a lesser extent, aluminum. The higher cost steel and aluminum will be reflected during the balance of 2004.

“We have had to expend extraordinary resources to acquire as much steel as possible in order to avoid some of the cost increases, so that we could defer the price increases to our customers as long as possible,” said Abrams. “Also, the steel that we now have on hand cost substantially more than last quarter. These factors, along with the significant increase in our sales volume, caused our inventories to increase nearly $21 million compared to last March.”

On the acquisition front, the Company announced in March 2004 an agreement in principle to acquire Zieman Manufacturing Company. Zieman manufactures trailers for equipment hauling, boats, personal watercrafts and snowmobiles, as well as specialty chassis for modular offices. Zieman also manufactures chassis and chassis parts for RVs (primarily travel and fifth wheel trailers) and manufactured homes, and recorded sales of approximately $44 million in 2003. Closing of the transaction, which has taken slightly longer than anticipated, is expected to occur within the next 15 days.

“The proposed acquisition of Zieman, like our two acquisitions last year, fit our criteria of profit enhancement, market share expansion, and product line extension,” said Abrams. “We continue to develop innovative and complementary products for our customers, while driving operating efficiencies that ensure our sales gains hit the bottom line. The first quarter marked another building block in our pursuit of becoming the leading supplier to the RV and MH market, and we believe we have the team and the product platform to continue to outperform the market throughout 2004.”

The acquisition of Zieman will be financed primarily with borrowings under the Company’s line of credit, which will be increased from $30 million to $50 million. Drew’s total debt declined $15 million since last March, as strong operating results offset increases in inventories and accounts receivables.

“Receivables, which increased $9 million since March 31, 2003, remain current with only 21 days sales outstanding,” said Abrams. “Once the inventory purchased in advance of the steel price increases is used, we anticipate that we will turn our inventory more than 7 times a year, as we have in the past.”

Recreational Vehicle Products Segment

Drew supplies windows, doors, chassis, and slide-out mechanisms and power units, primarily for travel trailers and fifth wheel RVs. Industry shipments of RVs have continued to grow in the early part of 2004, with year-to-date RV shipments up nearly 13 percent through February, the last month for which industry shipments are available.

Drew’s RV products segment far outperformed the industry by achieving a 46 percent increase in sales to a record $73.2 million for the quarter, and now represents 68 percent of consolidated sales. The RV segment achieved double-digit growth in all major product lines.

Operating margins of the RV products segment reached 10.7 percent for the 2004 quarter, up from 9.0 percent in the same period last year. Segment results in the first quarter last year were adversely impacted by high steel costs, which moderated in the second half of 2003. As discussed above, steel costs have risen dramatically since late 2003, as the cost of certain types of steel have nearly doubled. The higher cost steel will be reflected during the balance of 2003. Last year’s first quarter also included a pre-tax charge of approximately $500,000 related to settled patent litigation, while the current quarter included a pre-tax charge of approximately $350,000 due to a plant closing.

“The continued rapid growth in sales volume across all product lines in this segment, in particular our slide-out product line, along with improved operating efficiencies in certain key factories, enabled us to report improved margins,” said Abrams. “On a macro level, long-term demographic trends are expected to favor the RV industry, as is the improving economy. These factors, along with management’s continued focus on product innovation and cost reduction, should enable our RV segment to achieve outstanding results well into the future.”

Manufactured Housing Products Segment

Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the MH industry. While Drew’s MH products segment has been hampered by the prolonged slump in the industry, it has remained profitable. In the later part of the first quarter of 2004, sales and profitability of this segment improved significantly. This drove MH segment operating profit up 42 percent in the quarter to over $3.6 million, on a 14 percent rise in net sales.

“Lower repossessions and some improvement in the availability of financing for manufactured homes may be starting to have an impact on industry-wide production levels. While it is too early to determine if this is the beginning of a sustained trend, orders we’ve received from our customers indicate that a number of builders of manufactured homes have begun to increase their production levels in recent weeks,” said Abrams.

As announced in February 2004, Drew’s Better Bath division plans to introduce bath products made from a new composite material that is stronger, requires less maintenance, and has a better overall appearance than fiberglass. These new products are expected to be introduced to the MH industry in the third quarter of 2004.

Conference Call

Drew will provide an online, real-time webcast and rebroadcast of its first quarter earnings conference call tomorrow, Tuesday, April 27, 2004, at 11:00 a.m. Eastern time, on the Company’s website, www.drewindustries.com. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 19122232. A replay will also be available on Drew’s website.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, and electric stabilizer jacks. From 41 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release, including those incorporated by reference, that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management, at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, raw material costs (particularly vinyl, aluminum, steel, glass, and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

###

DREW INDUSTRIES INCORPORATED OPERATING RESULTS

	Quarter Ended March 31,		Last Twelve
(In thousands, except per share amounts)	2004	2003	Months

Net sales	$108,023	$80,827	$380,312
Cost of sales	83,144	62,877	286,702

Gross profit	24,879	17,950	93,610
Selling, general and administrative expenses	14,859	12,001	55,262
Other income	428		428

Operating profit	10,448	5,949	38,776
Interest expense, net	625	811	2,848

Income from continuing operations before
income taxes	9,823	5,138	35,928
Provision for income taxes	3,831	2,010	13,689

Income from continuing operations	5,992	3,128	22,239
Discontinued operations (net of taxes)		138	(90)

Net income	$5,992	$3,266	$22,149

Net income per common share:
Income from continuing operations:
Basic	$.58	$.31	$2.19

Diluted	$.57	$.31	$2.14

Discontinued operations, net of taxes:
Basic		$.02	$(.01)

Diluted		$.01	$(.01)

Net Income:
Basic	$.58	$.33	$2.18

Diluted	$.57	$.32	$2.13

Weighted average common shares outstanding:
Basic	10,245	9,969	10,144

Diluted	10,561	10,181	10,392

Depreciation and amortization	$2,135	$1,962	$8,036

Capital expenditures	$3,102	$1,166	$7,009

DREW INDUSTRIES INCORPORATED SEGMENT RESULTS

	Three Months Ended March 31,
(In thousands)	2004	2003
Net sales
RV Segment	$73,173	$50,257
MH Segment	34,850	30,570

Total	$108,023	$80,827

Operating Profit
RV Segment	$7,859	$4,530
MH Segment	3,612	2,541

Total segments operating profit	11,471	7,071
Amortization of intangibles	(205)	(193)
Corporate and other	(1,246)	(929)
Other income	428	—

Operating profit	$10,448	$5,949

DREW INDUSTRIES INCORPORATED BALANCE SHEET INFORMATION

	March 31,
(In thousands, except ratios)	2004	2003
Current assets
Cash and cash equivalents	$402	$3,032
Accounts receivable, trade, less allowance	29,002	19,853
Inventories	54,900	34,349
Prepaid expenses and other current assets	6,086	5,925
Discontinued operations	—	18

Total current assets	90,390	63,177
Fixed assets, net	72,636	73,471
Goodwill	12,333	7,043
Other intangible assets	4,521	4,843
Other assets	2,695	3,198

Total assets	$182,575	$151,732

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$9,878	$9,963
Accounts payable, accrued expenses and other current liabilities	45,995	25,319
Discontinued operations	—	196

Total current liabilities	55,873	35,478
Long-term indebtedness	23,424	38,449
Other long-term obligations	2,640	3,500

Total liabilities	81,937	77,427
Total stockholders’ equity	100,638	74,305

Total liabilities and stockholders’ equity	$182,575	$151,732

Current ratio	1.6	1.8
Total indebtedness to stockholders’ equity	0.3	0.7